EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 24, 1997, in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Cornerstone Realty Income Trust, Inc. for the registration of 5,175,000 shares of its common stock.

     We also consent to the incorporation by reference therein of our report dated February 6, 1996 (except Note 9, as to which the date is February 22,
1996) with respect to the financial statements and schedule of Cornerstone Realty Income Trust, Inc. for the years ended December 31, 1995, and 1994 included in the Annual Report (Form 10-K) for 1995, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


Richmond, Virginia
March 19, 1997